EXHIBIT 99.1

FOR RELEASE AT 3:00 PM CDT

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FOURTH QUARTER AND YEAR END RESULTS

Milwaukee, Wisconsin - August 1, 2006 -- STRATTEC SECURITY CORPORATION (NASDAQ: STRT) today reported operating results for the fourth quarter and fiscal year ended July 2, 2006.

Net sales for the fourth quarter ended July 2, 2006 were $46.6 million, compared to net sales of $51.2 million for the fourth quarter ended July 3, 2005. The 2006 fiscal fourth quarter was a typical 13 week period while 2005’s fourth quarter was a 14 week period. The impact of the additional week of customer shipments during the prior year quarter increased sales by approximately $2.9 million. Net income was $4.0 million, compared to $3.3 million in the prior year quarter. Diluted earnings per share for the fourth quarter were $1.08 compared to $.87 in the prior year quarter. The primary factors contributing to fourth quarter operating results being more favorable than the prior year were a $961,000 ($605,000 after tax) customer reimbursement relating to production capacity constraint issues that were expensed during previous reported periods and a state refund claim recovery along with a favorable foreign tax adjustment. These items increased current quarter earnings per share by $.39.

For the full fiscal year ended July 2, 2006, net sales were $181.2 million, compared to net sales of $190.3 million in the prior year period. The 2006 fiscal year was the typical 52 week period while 2005’s fiscal year was a 53 week period. Net income was $12.5 million compared to $15.0 million and diluted earnings per share were $3.35 compared to $3.94.

Sales to STRATTEC’s largest customers overall declined in the current quarter compared to the prior year quarter levels. Sales to DaimlerChrysler Corporation increased during the current quarter to $15.2 million compared to $14.7 million primarily due to a more favorable vehicle content mix and higher vehicle production volumes. Sales to Delphi Corporation were $6.6 million compared to $8.0 million primarily due to lower component content. Sales to General Motors Corporation were $8.3 million compared to $10.9 million due to a combination of discontinued models and lower levels of production on certain General Motors vehicles. Sales to Ford Motor Company were $7.0 million compared to $8.2 million due to price reductions and lower production volumes on certain vehicles. Sales to Mitsubishi Motor Manufacturing of America, Inc. were essentially flat between years at $1.2 million in the current quarter compared to $1.1 million in the prior year quarter.

Gross profit margins were 20.6 percent in the current quarter compared to 20.1 percent in the prior year quarter. The higher margins in the current year quarter were primarily the result of the customer capacity claim reimbursement previously noted, offset by higher purchased raw material costs for brass and zinc.

Operating expenses were $5.8 million in the current quarter, compared to $5.9 million in the prior year quarter.

During fiscal 2006, the Company was required under Financial Accounting Standard 123(R) to recognize stock-based compensation expense in its financial statements. The impact of adopting this new financial accounting standard at the beginning of fiscal 2006 reduced the current quarter earnings per share by $.04 and year ended July 2, 2006 earnings per share by $.19.

Provision for income taxes in the current quarter includes a State refund claim recovery and a favorable foreign tax adjustment that positively impacted earnings per share by $.22.

During the fourth quarter, the Company repurchased 63,600 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of approximately $2.3 million. For the year ended July 2, 2006, a total of 130,995 shares were repurchased at a cost of approximately $5.3 million.

STRATTEC designs, develops, manufacturers and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Plastics, Inc. of Grand Rapids, Michigan. The Company’s history in the automotive business spans nearly 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Fourth Quarter Ended		Years Ended
	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
	(Unaudited)

Net Sales	$46,551	$51,185	$181,197	$190,314
Cost of Goods Sold	36,943	40,878	144,151	147,538
Gross Profit	9,608	10,307	37,046	42,776

Engineering, Selling & Administrative Expenses	5,821	5,852	22,067	20,688
Provision for Doubtful Accounts	-	40	1,622	80
Income from Operations	3,787	4,415	13,357	22,008

Interest Income	830	427	2,563	1,169
Interest Expense	-	-	-	-
Other Income (Expense), Net	388	211	960	320
	5,005	5,053	16,880	23,497

Provision for Income Taxes	1,040	1,797	4,403	8,459

Net Income	$3,965	$3,256	$12,477	$15,038

Earnings Per Share:
Basic	$1.08	$.87	$3.36	$3.97
Diluted	$1.08	$.87	$3.35	$3.94
Average Basic
Shares Outstanding	3,650	3,753	3,716	3,790

Average Diluted
Shares Outstanding	3,653	3,761	3,720	3,816

Other
Capital Expenditures	$1,043	$2,043	$5,766	$5,498
Depreciation & Amortization	$1,766	$1,785	$7,155	$7,225

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	July 2, 2006	July 3, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$65,712	$56,950
Receivables, net	25,357	26,053
Inventories	9,337	11,654
Other current assets	10,468	10,030
Total Current Assets	110,874	104,687
Deferred Income Taxes	-	1,796
Investment in Joint Venture	2,202	1,412
Prepaid Pension Cost (A)	7,602	-
Other Long Term Assets	197	603
Property, Plant and Equipment, Net	27,764	29,592
	$148,639	$138,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$17,701	$17,218
Other	11,825	12,850
Total Current Liabilities	29,526	30,068
Borrowings Under Line of Credit Facility	-	-
Deferred Income Taxes	4,266	-
Accrued Pension and Post Retirement Obligations (A)	4,572	16,271
Shareholders’ Equity	234,989	220,261
Accumulated Other Comprehensive Loss	(2,958)	(12,047)
Less: Treasury Stock	(121,756)	(116,463)
Total Shareholders’ Equity	110,275	91,751
	$148,639	$138,090

(A)	Includes $242 and $15,804 of additional minimum pension liability recorded during the fourth quarter of 2006 and 2005, respectively.

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
	(Unaudited)
Cash Flows from Operating Activities:
Net Income	$3,965	$3,256	$12,477	$15,038
Adjustment to Reconcile Net Income to
Cash Used in Operating Activities:
Depreciation and Amortization	1,766	1,785	7,155	7,225
Deferred Income Taxes	350	2,282	350	2,282
Stock Based Compensation Expense	257	-	1,118	-
Tax Benefit from Options Exercised	-	7	61	956
Provision for Doubtful Accounts	-	40	1,622	80
Change in Operating Assets/Liabilities	1,148	2,085	(3,322)	(10,303)
Other, net	(172)	251	(166)	474

Net Cash Provided by Operating Activities	7,314	9,706	19,295	15,752

Cash Flows from Investing Activities:
Investment in Joint Ventures	(519)	(50)	(569)	(125)
Additions to Property, Plant and Equipment	(1,043)	(2,043)	(5,766)	(5,498)
Proceeds from Sale of Property, Plant
and Equipment	-	22	22	22
Net Cash Used in Investing Activities	(1,562)	(2,071)	(6,313)	(5,601)

Cash Flow from Financing Activities:
Purchase of Common Stock	(2,313)	(2,173)	(5,306)	(10,999)
Reissue/Exercise of Stock Options	9	131	1,086	3,567

Net Cash Used in Financing Activities	(2,304)	(2,042)	(4,220)	(7,432)

Net Increase in Cash & Cash Equivalents	3,448	5,593	8,762	2,719

Cash and Cash Equivalents:
Beginning of Period	62,264	51,357	56,950	54,231
End of Period	$65,712	$56,950	$65,712	$56,950